Exhibit 10.1

BioSpecifics Technologies Corp.
35 Wilbur Street
Lynbrook, NY. 11563

STOCK OPTION GRANT NOTICE AND LETTER AGREEMENT
Option grant date: _________
[Date]

Dear _________:

I am pleased to inform you that the Stock Option Committee of the Board of Directors ("the Committee") approved a grant of an option for you to purchase up to _________ shares of the $.001 par value Common Stock of BioSpecifics Technologies Corp. ("the Company") at a price of $______per share, a price that is not less than 100% of the Fair Market Value (as defined in the BioSpecifics Technologies Corp. 2001 Stock Option Plan (the “Plan")), of the stock on _____________ ("the date of grant"); provided , however, that the exercise price per Common Share of any qualified incentive stock option granted to a Ten-Percent Stockholder (as defined in the Plan) shall not be less than 110% of such fair market value.

This option grant is subject to all the terms and conditions of the Plan, and stockholder approval of the Plan, and any rules and regulations promulgated by the Committee with respect to the Plan. If you wish to see terms and conditions of our past plans in detail, you may obtain a copy of previously approved plans from the Treasurer of the Company. By signing and returning a copy of the second page of this letter to the Treasurer of the Company, you agree to those anticipated conditions. The anticipated terms and conditions include but are not limited to the following:

1.  This option is:

____
intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and shall be so construed; provided, however, that nothing in this option grant letter shall be interpreted as a representation, guarantee, or undertaking on the part of the Company that the option is or will be determined to be an incentive stock option within the meaning of Code Section 422; or

____	intended to be a nonqualified stock option.

2.
If this is an incentive stock option grant, certain dispositions (see paragraph 8) can cause the option to fail to qualify as an incentive stock option with respect to some or all the shares covered by the option.

3.	This option vests immediately and may be exercised in part at any time beginning _____________, and until ____________, _______ years from the date of grant.

4.	You are the only person who may exercise an option during your lifetime. You may not transfer it other than by will or under the laws of descent and distribution (see paragraph 6).

5.
All the options will terminate immediately, and any unexercised option may not be exercised if you breach any provision of this agreement; or if your employment by the Company or any of its subsidiaries is terminated for cause.

6.
The options will terminate, and any unexercised option may not be exercised to the extent that the options are not exercised within thirty (30) days following your termination of employment or , if applicable, termination of your directorship or consultancy, if such termination was not a result of retirement, death, or for cause. The options expire no later than six (6) months following termination of employment if because of retirement or death.

7.	No representation is made to you with respect to the tax effect upon your receipt of the options, your exercise thereof, or the sale of the shares so acquired.

8.
If you make a disposition within the meaning of Code Section 424(c) and the regulations promulgated thereunder of any shares issued pursuant to your exercise of an incentive stock option within the two year period commencing on the day after the grant or within the one year period commencing on the date of transfer of such shares to you pursuant to such exercise, you must notify the Company within 10 (ten) days thereof.

9.
To the extent that the Company is required to withhold taxes upon exercise, or taxes are due upon any disposition, you may be required to immediately deliver to the Company the amount of all applicable withholding taxes, if any, under Federal, state and local law.

10.	To the extent that anything contained herein or in any such rules or regulations are inconsistent with the Plan, the terms of the Plan shall govern.

Please confirm your agreement herewith by signing and dating this grant letter in the space provided below and returning the signed copy of this grant letter to the Treasurer of the Company.

Yours truly,

BioSpecifics Technologies Corp. By: _______________________________ Thomas L. Wegman President	ACCEPTED AND SIGNED: ___________________________ ___________________________ (Date)